Exhibit 5.1

Dentons Canada LLP 1, Place Ville Marie, Suite 3900 Montréal, QC, Canada H3B 4M7 dentons.com

December 17, 2025

VISION MARINE TECHNOLOGIES INC. 730 Boulevard du Curé-Boivin Boisbriand, Québec J7G 2A7 Attention: Board of Directors

Dear Sirs:

Re:	Vision Marine Technologies Inc. Registration Statement on Form F-1

We have acted as Canadian legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form F1 (as amended and supplemented to date, the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which relates to the proposed sale (the “Offering”) by the Corporation, of the following securities (collectively referred to as the “Securities”): (i) 19,250,000 common units of the Corporation (the “Common Units”), each consisting of one common share of the Corporation (a “Common Share”) and one half of one common warrant to purchase one Common Share (a “Common Warrant”); (ii) 12,750,000 pre-funded units (the “Pre-Funded Units”), each consisting one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrant”) and one half of one Common Warrant to purchase one Common Share; (iii) 19,250,000 Common Shares included in the Common Units; (iv) 12,750,000 Pre-Funded Warrants included in the Pre-Funded Units; (v) 9,625,000 Common Warrants to purchase Common Shares included in the Common Units; (vi) 6,375,000 Common Warrants to Purchase Common Shares included in the Pre-Funded Units; (vii) 12,750,000 Common Shares underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”); (viii) 16,000,000 Common Shares underlying the Common Warrants (the “Common Warrant Shares”) and (ix) 1,600,000 warrants issued to the Agent (the “Agent Warrants”) to purchase Common Shares (the “Agent Warrant Shares”). The Securities are to be sold pursuant to a Placement Agency Agreement (the “Agreement”) to be entered into between the Company and ThinkEquity LLC, as described in the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

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This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Corporation’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

(i)	The Registration Statement including the prospectus (the “Prospectus”) contained therein;

(ii)	The Corporation’s Articles of Incorporation (as amended), by-laws, records of the Corporation’s corporate proceedings relating to the Securities; and

(iii)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Corporation and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

We have also obtained from officers of the Corporation certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to law of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

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Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the Common Shares included in the Common Units have been duly authorized, validly issued, and, upon the payment of the consideration therefor, are fully paid and non-assessable, (ii) the Pre-Funded Warrants included in the Pre-Funded Units have been duly authorized and, when issued in accordance with and in the manner described in the Registration Statement and the Agreement, will be validly issued, (iii) the Common Warrants have been duly authorized and, when issued in accordance with and in the manner described in the Registration Statement and the Agreement, will be validly issued, (iv) the Common Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Common Warrants as contemplated by the Common Warrants will be validly issued, fully paid and non-assessable, (v) the Pre-Funded Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Pre-Funded Warrants as contemplated by the Pre-Funded Warrants will be validly issued, fully paid and non-assessable and (vi) he Agent Warrants have been duly authorized, and, when issued in accordance with and in the manner described in the Registration Statement and the Agreement, will be validly issued, and (vii) the Agent Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Agent Warrants as contemplated by the Agent Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,

Dentons Canada LLP